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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statement Nos. 333-106246, 333-68134, and 333-65556 of Alliance Data Systems Corporation on Form S-8 of our report dated March 4, 2004 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities" and Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangibles" described in Note 2 and the restatement described in Note 21), appearing in this Annual Report on Form 10-K of Alliance Data Systems Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Dallas, Texas
March 4, 2004

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  Exhibit 23.1
INDEPENDENT AUDITORS' CONSENT